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                                                                   Exhibit 5(a)


Minnesota Power / 30 west superior  street / duluth, minnesota 55802 / telephone
         218-723-3964
         Philip R. Halverson - vice president, general counsel and secretary


                                       July 11, 1996



     Minnesota Power & Light Company
     30 West Superior Street
     Duluth, Minnesota  55802

     Ladies and Gentlemen:

                  With reference to the Registration Statement on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission by Minnesota Power & Light Company (Company) under the Securities Act of 1933, as amended, with respect to 96,526 shares, without par value, of the Company's Common Stock (Stock) which were issued in connection with the Agreement and Plan of Reorganization dated as of April 26, 1996, by and among Topeka Group, Inc. (now MP Water Resources Group, Inc.), the Company, Instrumentation Services, Inc., and James E. Brown, III and Stephen E. Ableman (collectively, the Selling Shareholders), I am of the opinion that:

           1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

           2. The issuance and sale of said 96,526 shares of Stock to the Selling Shareholders was authorized by the Minnesota Public Utilities Commission.

           3. Said 96,526 shares of Stock have been validly issued in accordance with the laws of the State of Minnesota and are fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name therein.


                                                     Very truly yours,

                                                     Philip R. Halverson

                                                     Philip R. Halverson